Exhibit 99.1

Reliance Global Group Achieves 29% Increase in Revenue for the First Quarter of 2023

RELI Exchange Continuing to Add New Agency Partners and Support Growth

Company to Host Conference Call Today at 4:30 PM Eastern Time

LAKEWOOD, N.J., May 18, 2023 — Reliance Global Group, Inc. (Nasdaq: RELI; RELIW) (“Reliance”, “we” or the “Company”), today provided a business update and reported financial results for the first quarter ended March 31, 2023.

Ezra Beyman, CEO of Reliance, commented, “We are pleased to announce a 29% increase in revenue for the first quarter of 2023, compared to the same period in 2022. We’ve also reduced our operating costs by 9%, which includes a reduction in general and administrative expenses of approximately 42%, partially offset by investments to support our continued growth. As a result of these activities, our net operating results improved by approximately 60%. It is also important to note that our operating agencies are collectively performing well and remain profitable with healthy margins, on a standalone basis. We look forward to continuing and building on this trajectory of sustained growth with increased profit margins and positive cash flows.”

“Further, RELI Exchange continues to perform well, with over 250 agency partners now on our platform. We attribute this success to the fact that RELI Exchange provides independent insurance agents with an extensive array of business tools, enabling them to effectively compete with, and even outperform, larger national agencies. Initially, we focused on recruiting newer agents to the platform. However, as the platform has matured, we are now transitioning our efforts to attract more experienced agents with an established clientele. Historically, many of these agents were restricted to offering a single carrier, leading to a low close rate due to the unfavorable captive agreement. On our platform, with access to many carriers, we believe our partners will have a much more competitive offering, given they can now offer a broader selection of quotes with many of the largest insurance companies.”

“In addition to home and auto insurance, we are constantly looking to add new products that our agency partners can offer their clients. For example, in February 2023, we incorporated a proprietary life insurance quote tool into the platform, allowing agents to compare life insurance policies and prices in less than a minute, thus enhancing client conversations and expediting policy binding. In March 2023, we introduced RELI University, a new training platform for our RELI Exchange agency partners. The platform provides both new and experienced agents with a complete education on all the products, services, and tools available through RELI Exchange.”

“With most of the RELI Exchange investment now behind us, coupled with strong performance from our operating agencies, we have built and continue to build a highly scalable business poised to drive significant returns for our shareholders.”

The Company’s complete financial results are available in its Quarterly Report on Form 10-Q, which will be filed with the U.S. Securities & Exchange Commission today.

Conference Call

Reliance Global Group will host a conference call today at 4:30 PM. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2023, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free +1 877-545-0523 for U.S. callers or +1 973-528-0016 for international callers and using entry code: 539575. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2381/48391 or on the investor relations section of the Company’s website at https://relianceglobalgroup.com/events-and-presentations/.

A webcast replay will also be available on the Company’s Investors section of the website (https://relianceglobalgroup.com/events-and-presentations/) through May 15, 2024. A telephone replay of the call will be available approximately one hour following the call, through June 1, 2023, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 48391.

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (NASDAQ: RELI, RELIW) is an InsurTech pioneer, leveraging artificial intelligence (AI), and cloud-based technologies, to transform and improve efficiencies in the insurance agency/brokerage industry. The Company’s business-to-business InsurTech platform, RELI Exchange, provides independent insurance agencies an entire suite of business development tools, enabling them to effectively compete with large-scale national insurance agencies, whilst reducing back-office cost and burden. The Company’s business-to-consumer platform, 5minuteinsure.com, utilizes AI and data mining, to provide competitive online insurance quotes within minutes to everyday consumers seeking to purchase auto, home, and life insurance. In addition, the Company operates its own portfolio of select retail “brick and mortar” insurance agencies which are leaders and pioneers in their respective regions throughout the United States, offering a wide variety of insurance products. Further information about the Company can be found at https://www.relianceglobalgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions and include statements such as the Company having built a best-in-class InsurTech platform, making RELI Exchange an even more compelling value proposition and further accelerating growth of the platform, rolling out several other services in the near future to RELI Exchange agency partners, building RELI Exchange into the largest agency partner network in the U.S., the Company moving in the right direction and the Company’s highly scalable business model driving significant shareholder value. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere and risks as and uncertainties related to: the Company’s ability to generate the revenue anticipated and the ability to build the RELI Exchange into the largest agency partner network in the U.S., and the other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as the same may be updated from time to time2021. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and othersubsequent filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: RELI@crescendo-ir.com